FOR IMMEDIATE RELEASE

Contact: DOV Pharmaceutical, Inc. (201) 968-0980 Barbara Duncan Chief Financial Officer	Alan Beckhard Manager, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Third Quarter 2005 Results

HACKENSACK, N.J., Nov. 8, 2005 -- DOV Pharmaceutical, Inc. (NASDAQ: DOVP) today announced results for the third quarter ending September 30, 2005.

Third Quarter 2005 Performance

For the third quarter of 2005, the Company reported a net loss of $15.7 million, or $0.68 per share, compared with $12.0 million, or $0.56 per share, for the comparable period last year. For the nine months ended September 30, 2005, the Company reported a net loss of $36.0 million, or $1.58 per share, compared with $28.0 million, or $1.46 per share, for the comparable period last year. At September 30, 2005, cash and cash equivalents and marketable securities totaled $110.8 million.

The comparative increase in net loss of $3.7 million for the third quarter was primarily the result of an increase in loss from operations of $4.9 million and of interest expense of $186,000 offset by an increase in interest income of $741,000 and a decrease in income tax expense of $679,000. The increase in loss from operations is primarily due to an increase of $8.5 million in research and development expenses offset by an increase in revenue recognized of $1.0 million and an elimination of license expense of $2.5 million. The increase in research and development is primarily due to increased expenditures associated with bicifadine’s Phase III clinical development and an overall increase in compensation and related expense as the Company increased personnel to support its expanded programs. Revenue in both quarters consisted of amortization of the $35.0 million fee the Company received on the signing of the license, research and development agreement for its collaboration with Merck over the estimated research and development period. In 2004 as a result of the $35.0 million up-front licensing payment from Merck, the Company recorded $679,000 of income tax expense in the third quarter of 2004. In addition, the Company recorded $2.5 million in license expense referred to above for a milestone payment due to Wyeth related to the Merck licensing agreement.

The comparative increase in net loss for the nine months ended September 30, 2005 of $8.0 million was primarily the result of an increase in loss from operations of $11.4 million offset by an increase in interest income of $2.3 million, a decrease in interest expense of $502,000 and a decrease in income tax expense of $679,000. The increase in loss from operations is primarily due to an increase of $18.9 million in research and development expenses and an increase of $1.9 million in general and administrative expense offset by an increase in revenue recognized of $6.9 million and a decrease in license expense of $2.5 million. The increase in research and development is primarily due to increased expenditures associated with bicifadine and ocinaplon’s Phase III clinical development, the latter now terminated, an overall increase in preclinical and research expenditures and an increase in compensation expense as the Company increased personnel to support its expanded programs. The increase in general and administrative expense is primarily related to severance expense of $790,000 for the termination of the employment agreement with Dr. Lippa as President and Chief Executive Officer of the Company, an increase in professional fees and an increase in non-cash compensation expense related to the amortization of the restricted stock granted to Dr. Hudson upon his appointment as President and Chief Executive Officer in July 2005 and to Dr. Lippa, our former President and Chief Executive Officer, in May 2005. Revenue recognized in the nine months ended September 30, 2005 consisted of $5.3 million of amortization of the Merck up-front payment and the recognition of the $2.0 million milestone from Neurocrine during the second quarter of 2005. In 2004, because the Company expected to have taxable income for the full year 2004 as a result of the $35.0 million up-front licensing payment from Merck, the Company recorded $679,000 of income tax expense in the third quarter of 2004. In addition, as referred to above, the Company recorded $2.5 million in license expense for a milestone payment due to Wyeth related to the Merck licensing agreement.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

The increase in interest income for the three and nine months ended September 30, 2005, is primarily related to an increase in higher average cash balances and an increase in interest rate yields. The change in interest expense for such three and nine months is primarily related to the conversion of certain debt into common stock of the Company which resulted in a decrease in interest expense for both time periods offset by an increase of $500,000 and $1.5 million, respectively, related to the $80.0 million of convertible debentures placed in December 2004 and January 2005.

Recent Highlights:

August 2005

The Company:

•
Suspended further dosing in the ongoing phase III clinical trial of ocinaplon, its novel anti-anxiety agent, following the occurrence of enzyme elevations in liver function tests (LFTs) for one subject. The Company has since evaluated the safety findings from all subjects in the clinical trial and determined to discontinue the development of ocinaplon for generalized anxiety disorder.

September 2005

The Company:

•
Initiated a Phase III placebo-controlled clinical trial of three dosages of bicifadine, its novel non-opioid and non-NSAID analgesic, for patients with moderate to severe chronic lower back pain. The Company expects to complete enrollment of this clinical trial by the end of 2006. Currently, there is no approved drug targeted specifically for this debilitating condition.

•
Announced statistically significant analgesic effects of bicifadine in a Phase III placebo-controlled clinical trial in patients following bunionectomy surgery. This clinical trial marked the completion of the first of four pivotal Phase III efficacy clinical trials necessary for submission of an NDA to the FDA for an indication in the treatment of acute pain.

•
Announced Phase II efficacy results for one of its novel antidepressants, DOV 216,303, a triple reuptake inhibitor. These data demonstrate that DOV 216,303, which is related to DOV 21,947 and DOV 102,677, has the potential to provide therapeutic benefit in the field of depression.

October 2005

The Company:

•
Held its Third Annual Scientific Symposium that addressed among other topics (1) the overall clinical development plan for an NDA for bicifadine in the management of chronic lower back pain and an sNDA for the management of acute pain including updated timelines, (2) the discontinuation of the development of ocinaplon for generalized anxiety disorder, (3) the development plans for DOV 21,947, one of DOV’s triple reuptake inhibitors for the treatment of depression, and (4) the change in the development plans of DOV 102,677, another of DOV’s triple reuptake inhibitors, from the treatment of depression to the treatment of alcohol and substance abuse.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

•	Filed provisional patents for novel methods of use of bicifadine.

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders including cardiovascular that involve alterations in neuronal processing. Its product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain and depression. In addition, its partner Neurocrine has filed two NDAs for the treatment of indiplon in insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	develop an acceptable development plan under and otherwise achieve the results contemplated by the recent amendment to the existing license agreement with Merck;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet obligations and required milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds;

•	obtain and maintain all necessary patents or licenses; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may place on clinical hold one or more of our clinical trials, and neither we nor the agency may determine to lift such hold, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) regulatory approval for our product candidates may not be received or may be delayed, and (vi) our licensees and collaborative partners on whom our success depends may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2005. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax

DOV PHARMACEUTICAL, INC.
CONSOLIDATED BALANCE SHEET DATA

	December 31, 2004	September 30, 2005
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$28,934,473	$14,639,246
Marketable securities	103,287,600	96,191,915
Working capital	91,334,455	94,151,640
Total assets	136,722,553	115,943,104
Long-term debt	65,000,000	80,000,000
Total stockholders' equity (deficit)	27,936,332	(2,792,392)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005
	(Unaudited)		(Unaudited)

Revenue	$343,137	$1,377,954	$343,137	$7,268,643
Operating expenses:
License expense	2,500,000	—	2,500,000	—
Research and development expense	7,037,700	15,582,779	18,708,344	37,630,548
General and administrative expense	1,933,021	1,853,517	4,637,368	6,582,001
Loss from operations	(11,127,584)	(16,058,342)	(25,502,575)	(36,943,906)
Interest income	209,188	949,894	549,402	2,816,437
Interest expense	(413,877)	(599,978)	(2,404,022)	(1,901,698)
Other income (expense),net	2,938	(1,569)	(3,819)	(6,324)
Loss before income tax	(11,329,335)	(15,709,995)	(27,361,014)	(36,035,491)
Income tax expense	(679,000)	—	(679,000)	—
Net loss	$(12,008,335)	$(15,709,995)	$(28,040,014)	$(36,035,491)

Basic and diluted net loss per share	$(0.56)	$(0.68)	$(1.46)	$(1.58)
Weighted average shares used in computing basic and diluted net loss per share	21,327,987	23,019,939	19,150,738	22,753,989

433 Hackensack Ave., Hackensack, NJ 07601 (201) 968-0980; (201) 968-0986-fax